Exhibit 99.1

Contact:	Daniel M. Quinn	Paul W. Taylor
	President & Chief Executive Officer	E.V.P., Chief Financial & Operating Officer & Secretary
	1331 Seventeenth Street, Suite 300	1331 Seventeenth Street, Suite 300
	Denver, CO 80202	Denver, CO 80202
	303/313-6763	303/293-5563

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2010 Second Quarter Financial Results

•      Quarterly loss narrows compared to the prior year

•      Risk-Based Capital ratios continue to improve representing a new high for the Company

•      Year-to-date net interest margin and net interest income expand compared to the prior year

•      Non-performing assets decline by over 15% from their peak at September 30, 2009

Denver, Colorado (July 26, 2010) — Guaranty Bancorp (Nasdaq: GBNK) today reported a second quarter 2010 net loss of $4.4 million, or $0.11 loss per basic and diluted common share including the effect of preferred stock dividends, compared to a second quarter 2009 net loss of $10.9 million, or $0.21 loss per basic and diluted common share.  The primary reasons for the smaller loss in the second quarter 2010 as compared to the same period last year are a $10.2 million reduction in the provision for loan losses, increases in net interest income and noninterest income and decreases in most categories of noninterest expense. These items were partially offset by a $2.2 million increase in write-downs related primarily to dispositions of other real estate owned.

Dan Quinn, Guaranty Bancorp President and CEO, stated, “We are encouraged by our overall credit outlook. As importantly, we continue to see significant improvements with respect to the overall risk profile of the Company. Our risk-based capital ratios continue to strengthen, our real-estate loan concentrations have decreased and our nonperforming assets have declined by over 6% from the previous quarter.  As the level of non-performing assets declines, we also expect that the related loan workout expenses will decrease, including the provision for loan losses.”

Mr. Quinn continued, “On a year-to-date basis, 2010 net interest margin has improved by 16 basis points over the same period in 2009, causing an overall increase in net interest income.  We were able to increase our year-to-date net interest margin through higher loan yields and lower cost of funds. “

The Company’s net loss for the first six months of 2010 was $6.2 million, or $0.17 loss per basic and diluted share including the effect of preferred stock dividends, as compared to a net loss of $10.4 million, or $0.20 loss per basic and diluted share for the same period in 2009.  The primary cause for the decrease in the net loss for the year-to-date period in 2010 as compared to 2009 is an $8.7 million decrease in the provision for loan losses, partially offset by higher write-offs related to other real estate owned.

Key Financial Measures

Income Statement

	Quarter Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2009	2009	2010	2009
Loss per share-basic & diluted	$(0.11)	$(0.06)	$(0.21)	$(0.17)	$(0.20)
Return on average assets	(0.87)%	(0.36)%	(2.17)%	(0.61)%	(1.03)%
Net Interest Margin	3.47%	3.50%	3.38%	3.48%	3.32%

Balance Sheet

	June 30, 2010	December 31, 2009	% Change	June 30, 2009	% Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$184,701	$234,483	(21.2)%	$28,403	550.3%
Total investments	312,293	248,236	25.8%	124,952	149.9%
Total loans, net of unearned discount	1,374,208	1,519,608	(9.6)%	1,651,572	(16.8)%
Loans held for sale	1,150	9,862	(88.3)%	5,250	(78.1)%
Allowance for loan losses	(46,866)	(51,991)	(9.9)%	(43,041)	8.9%
Total assets	1,983,798	2,127,580	(6.8)%	1,944,867	2.0%
Average assets, quarter-to-date	1,999,527	2,117,257	(5.6)%	2,011,314	(0.6)%
Total deposits	1,544,271	1,693,290	(8.8)%	1,560,730	(1.1)%
Book value per common share	2.38	2.50	(4.8)%	2.93	(18.8)%
Tangible book value per common share	2.06	2.13	(3.3)%	2.50	(17.4)%
Tangible book value per common share (after giving effect to conversion of preferred stock)	1.96	2.00	(2.1)%	2.50	(21.6)%
Book value of preferred stock	61,961	59,227	4.6%	None	N/A
Liquidation value of preferred stock	63,168	60,434	4.5%	None	N/A
Equity ratio — GAAP	9.53%	9.05%	5.3%	7.90%	20.6%
Tangible equity ratio	8.76%	8.23%	6.4%	6.83%	28.3%
Total risk-based capital ratio	14.80%	13.80%	7.2%	10.73%	37.9%

Net Interest Income and Margin

	Quarter Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(Dollars in thousands)
Net interest income	$16,133	$16,632	$15,860	$32,765	$31,578
Interest rate spread	3.09%	3.10%	2.77%	3.10%	2.69%
Net interest margin	3.47%	3.50%	3.38%	3.48%	3.32%
Net interest margin, fully tax equivalent	3.55%	3.58%	3.46%	3.56%	3.40%

Second quarter 2010 net interest income of $16.1 million decreased by $0.5 million from the first quarter 2010, and increased by $0.3 million from the second quarter 2009.  The Company’s net interest margin of 3.47% for the second quarter 2010 reflected a decrease of three basis points from the first quarter 2010 and an increase of nine basis points from the second quarter 2009. The decrease in net interest margin in the second quarter 2010, as compared to the first quarter 2010, is primarily a result of an overall decline in the yield on earning assets due to a shift from loans to lower yielding investments. The overall yield on earning assets was 4.74% in the second quarter 2010 as compared to 4.90% in the first quarter 2010. This decline in yield was mostly offset by a decline in interest bearing liabilities, which decreased from 1.80% in the first quarter 2010 to 1.65% in the second quarter 2010.

Net interest margin increased by 9 basis points in the second quarter 2010 as compared to the same quarter in 2009 due to a $2.9 million favorable rate variance, less a $2.7 million unfavorable volume variance.  The favorable rate variance is primarily attributable to a 13 basis point increase in loan yields in the second quarter 2010 as compared to the same period in 2009, as well as an 86 basis point decline in the overall cost of funds over the same period.  Loan yields increased primarily as a result of loans repricing with minimum rates established on loan renewals.  The overall cost of funds declined primarily due to a 146 basis point decrease in time deposit rates resulting from lower renewal rates on such deposits. The unfavorable volume variance is primarily the result of a $314.4 million decline in average loan balances in the second quarter 2010 as compared to the same quarter in 2009.

Net interest income for the first six months of 2010 increased by $1.2 million to $32.8 million compared to the same period in 2009. This increase was mostly the result of a 16 basis point increase in net interest margin, leading to a $7.7 million favorable rate variance offset by a $6.5 million unfavorable volume variance.  The volume variance is due mostly to the $315.2 million decrease in average loan balances.  The favorable rate variance is due mostly to an 81 basis point decline in the cost of interest-bearing liabilities as well as an increase to overall loan yields.  The overall yield on earning assets declined by 40 basis points due mostly to the impact of an additional $165.2 million average balance of overnight funding over the first six months of 2010 earning approximately 25 basis points.  At June 30, 2010, management believes that the Company remains slightly asset sensitive whereby an increase in rates will have a favorable impact on overall net interest income, especially with greater increases in overall rates.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Quarter Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(In thousands)
Noninterest income:
Customer service and other fees	$2,254	$2,214	$2,354	$4,468	$5,033
Gain on sale of securities	1	14	—	15	—
Gain on sale of loans	1,196	—	—	1,196	—
Other	274	194	277	468	492
Total noninterest income	$3,725	$2,422	$2,631	$6,147	$5,525

Noninterest income for the second quarter 2010 increased by $1.3 million from the first quarter 2010 and increased $1.1 million from the second quarter 2009.   These increases were mostly attributable to the gain on the sale of two loans held for sale during the second quarter 2010.

For the six months ended June 30, 2010, noninterest income, excluding the $1.2 million gain on sale of loans, decreased by $0.6 million compared to the same period in 2009.   This decrease is mostly due to lower account analysis fees, as well as other service charges as some customers migrated to lower fee transaction accounts.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Quarter Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$6,472	$6,563	$6,712	$13,035	$13,451
Occupancy expense	1,836	1,890	1,926	3,726	3,847
Furniture and equipment	967	976	1,147	1,943	2,278
Amortization of intangible assets	1,300	1,300	1,581	2,600	3,163
Other real estate owned	3,115	2,749	915	5,864	963
Insurance and assessment	1,825	1,812	2,195	3,637	3,236
Professional fees	739	877	896	1,616	1,745
Other general and administrative	2,165	1,959	2,346	4,124	4,495
Total noninterest expense	$18,419	$18,126	$17,718	$36,545	$33,178

Noninterest expense for the second quarter 2010 increased by $0.3 million as compared to the first quarter 2010 and increased by $0.7 million from the second quarter 2009.  These increases are primarily due to increases in other real estate owned and loan workout related expenses, mostly offset by lower costs in other categories of noninterest expense.

The $0.3 million increase in noninterest expense in the second quarter 2010 as compared to the first quarter 2010 is due mostly to a $0.4 million increase in expenses related to other real estate owned and a $0.2 million increase in other general and administrative expenses. The increase in other real estate owned expense is due to an increase in write-downs on other real estate owned properties resulting from valuation adjustments and sales. The increase in other general and administrative expenses is due mostly to higher workout related expenses.  All other categories of expense declined or remained relatively flat in the second quarter 2010 as compared to the first quarter 2010.

The $0.7 million increase in noninterest expense in the second quarter 2010 as compared to the same period in 2009 is the result of a $2.2 million increase in other real estate owned expense, mostly offset by declines in all other categories of expense.  The increase in other real estate owned expense is due to an increase in write-downs on other real estate owned properties resulting from valuation adjustments and sales.  The $0.2 million decline in overall salaries and employee benefit expense in the second quarter 2010 as compared to the same period in 2009 is due mostly to a reduction in full time equivalent staff, as well as reductions in bonuses, incentives and restricted stock expense.  Overall occupancy and furniture & equipment expense declined by $0.3 million due to lower depreciation and lease expense resulting from the reduction of leased space in our headquarters building.  Amortization of intangible assets declined by $0.3 million in the current quarter as compared to the same period last year due to accelerated amortization of intangible assets associated with previous acquisitions.  Overall insurance and assessments decreased by $0.4 million in the second quarter 2010 as compared to the same quarter in 2009.  This reduction in cost is the result of a one-time FDIC insurance assessment in the second quarter 2009 for which the Company recorded an additional $0.9 million of expense. Although there was no similar assessment in 2010, our ongoing FDIC assessment rates are higher in 2010 as compared to 2009. The $0.2 million decline in professional fees is due mostly to lower legal costs, while the $0.2 million decline in other general and administrative expenses is due mostly to lower data processing costs.

Noninterest expense for the six months ended June 30, 2010 increased by $3.4 million compared to the same period in 2009 primarily due to a $4.9 million increase in expenses associated with other real estate owned and a $0.4 million increase in insurance and assessments, due mostly to the 2010 FDIC insurance assessment rate exceeding the prior year assessment rate including the prior year special assessment.  All other categories of expense declined in the first six-months of 2010 as compared to the same period in 2009.  The primary causes for these declines in overall expenses for the year-to-date period in 2010 as compared to 2009 are a reduction in full-time equivalent employees, reduced bonus and incentive expense, reduced amortization due to the use of accelerated amortization methods and other cost reduction initiatives of the Company.

Income Taxes

The effective tax benefit rate for the second quarter 2010 was 37.4% as compared to 39.1% for the same period in 2009.   The effective tax benefit rate for the year-to-date period in 2010 was 38.2% as compared to 39.4% in 2009.  The primary differences between the expected tax benefit rate and the actual tax benefit rate are state taxes and tax-exempt income.

Preferred Stock Dividend

Effective May 15, 2010, a non-cash preferred stock dividend was paid in the form of additional shares of Series A convertible preferred stock to holders of Series A convertible preferred stock in the amount of $1.4 million.

Balance Sheet

	June 30, 2010	December 31, 2009	% Change	June 30, 2009	% Change
	(Dollars in thousands, except per share amounts)
Total assets	$1,983,798	$2,127,580	(6.8)%	$1,944,867	2.0%
Average assets, quarter-to-date	1,999,527	2,117,257	(5.6)%	2,011,314	(0.6)%
Loans, net of unearned discount	1,374,208	1,519,608	(9.6)%	1,651,572	(16.8)%
Total deposits	1,544,271	1,693,290	(8.8)%	1,560,730	(1.1)%

Equity ratio - GAAP	9.53%	9.05%	5.3%	7.90%	20.6%
Tangible equity ratio	8.76%	8.23%	6.4%	6.83%	28.3%

At June 30, 2010, the Company had total assets of $2.0 billion which represented a $143.8 million decline as compared to December 31, 2009, and a $38.9 million increase as compared to June 30, 2009.  The decline in assets from December 31, 2009 is mostly due to a $145.4 million decline in loans, net of unearned discount.  This loan decline was due mostly to a $109.4 million decline in commercial loans and a $32.6 million decline in real estate loans.

Although total assets remained relatively flat at June 30, 2010 as compared to June 30, 2009, there was a change in the mix of assets as total loans declined by $277 million, while investment securities increased by $187 million and cash and cash equivalents increased by $138 million. Management continues to evaluate alternatives to utilize this additional low-yielding liquidity in the existing interest-rate environment in order to improve our future net interest margin.   The increase in investment securities is nearly all related to purchases of mortgage-backed government agency or government-sponsored agency securities.

The GAAP equity ratio and tangible equity ratio increased at June 30, 2010 as compared to December 31, 2009.  Additionally, both the GAAP equity ratio and tangible equity ratio increased significantly from June 30, 2009, primarily as a result of the issuance of $57.8 million, net of expenses, of convertible preferred stock in August 2009.

The following table sets forth the amounts of our loans outstanding (excluding loans held for sale) at the dates indicated:

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(In thousands)
Loans on real estate:
Residential and commercial	$754,019	$748,135	$760,719	$682,923
Construction	83,389	111,231	105,612	190,197
Equity lines of credit	51,221	53,014	54,852	55,812
Commercial loans	411,605	448,908	521,016	639,462
Agricultural loans	17,968	17,203	18,429	22,764
Lease financing	4,014	4,014	4,011	4,722
Installment loans to individuals	31,936	34,986	36,175	37,878
Overdrafts	668	612	358	569
SBA and other	21,607	19,396	20,997	20,215
	1,376,427	1,437,499	1,522,169	1,654,542
Unearned discount	(2,219)	(2,428)	(2,561)	(2,970)
Loans, net of unearned discount	$1,374,208	$1,435,071	$1,519,608	$1,651,572

There were $888.6 million of real estate loans at June 30, 2010 as compared to $921.2 million at December 31, 2009, a decrease of $32.6 million as management continues to decrease risk related to real estate lending.

The following table sets forth the amounts of our deposits outstanding at the dates indicated:

	June 30, 2010	March 31, 2010	December 31, 2009	June 30, 2009
	(In thousands)
Noninterest-bearing deposits	$338,169	$363,059	$366,103	$352,185
Interest-bearing demand	171,721	165,315	171,844	142,013
Money market	323,331	321,603	352,127	306,243
Savings	75,338	74,537	71,816	72,143
Time	635,712	678,370	731,400	688,146
Total deposits	$1,544,271	$1,602,884	$1,693,290	$1,560,730

Noninterest-bearing deposits as a percentage of total deposits was 21.9% at June 30, 2010, as compared to 21.6% at December 31, 2009.

The overall decline in deposits is partially attributable to a decrease in wholesale deposits, including both brokered deposits as well as internet deposits.  Brokered and internet deposits have declined by

$47.9 million from December 31, 2009 to June 30, 2010.  Total brokered deposits at June 30, 2010 were $219.5 million, excluding reciprocal deposits through the Certificate of Deposit Account Registry Service (CDARS), as compared to $254.6 million at December 31, 2009.   The remaining decline in time deposits is primarily related to the non-renewal of other higher cost certificates of deposits, including those with special rates.

Borrowings were $164.3 million at June 30, 2010 as compared to $164.4 million at December 31, 2009, and $164.5 million at June 30, 2009.  The entire balance of borrowings at each balance sheet date consisted of term advances with the Federal Home Loan Bank.

Regulatory Capital Ratios

The Company’s and the subsidiary bank’s capital ratios increased at June 30, 2010 as compared to December 31, 2009 due to a decrease in risk-weighted assets. All of the regulatory capital ratios are above the highest regulatory capital requirement of “well-capitalized” at June 30, 2010.  The Company’s and the subsidiary bank’s actual capital ratios for June 30, 2010 and December 31, 2009 are presented in the table below:

	Ratio at June 30, 2010	Ratio at December 31, 2009	Minimum Capital Requirement	Minimum Requirement for “Well Capitalized” Institution

Total Risk-Based Capital Ratio:
Consolidated	14.80%	13.80%	8.00%	N/A
Guaranty Bank and Trust Company	13.82%	12.82%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio:
Consolidated	9.77%	9.43%	4.00%	N/A
Guaranty Bank and Trust Company	12.55%	11.55%	4.00%	6.00%
Leverage Ratio:
Consolidated	7.87%	7.89%	4.00%	N/A
Guaranty Bank and Trust Company	10.18%	9.66%	4.00%	5.00%

Generally, the allowance for loan losses is included in total capital for regulatory purposes; however, it is limited to 1.25% of total risk-weighted assets.  At June 30, 2010, approximately $26.7 million of the subsidiary bank’s allowance for loan losses is disallowed from being included in total risk-based capital under the regulatory capital rules, or approximately 1.67% of the subsidiary bank’s risk-weighted assets.

Asset Quality

The following table presents selected asset quality data (excluding loans held for sale) as of the dates indicated:

	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	June 30, 2009
	(Dollars in thousands)

Nonaccrual loans, not restructured	$64,339	$70,500	$59,584	$81,035	$52,483
Other nonperforming loans	1,065	558	123	150	2,671
Total nonperforming loans (NPLs)	$65,404	$71,058	$59,707	$81,185	$55,154
Other real estate owned and foreclosed assets	30,298	30,918	37,192	32,246	34,746
Total nonperforming assets (NPAs)	$95,702	$101,976	$96,899	$113,431	$89,900
Accruing loans past due 90 days or more (1)	$1,065	$558	$123	$9,140	$2,671
Accruing loans past due 30-89 days (1)	$33,050	$21,956	$21,709	$52,443	$39,836
Allowance for loan losses	$46,866	$52,015	$51,991	$49,038	$43,041

Selected ratios:
NPLs to loans, net of unearned discount	4.76%	4.95%	3.93%	5.11%	3.34%
NPAs to total assets	4.82%	5.02%	4.55%	5.51%	4.62%
Allowance for loan losses to NPAs	48.97%	51.01%	53.65%	43.23%	47.88%
Allowance for loan losses to NPLs	71.66%	73.20%	87.08%	60.40%	78.04%
Allowance for loan losses to loans, net of unearned discount	3.41%	3.62%	3.42%	3.09%	2.61%
Loans 30-89 days past due to loans, net of unearned discount	2.40%	1.53%	1.43%	3.30%	2.41%

(1)Past due loans include both loans that are past due with respect to payments, and loans that are past due with respect to the fact that the loan has matured and is in the process of renewal, but continues to be current with respect to payments.

The types of nonperforming loans (excluding loans held for sale) as of June 30, 2010 and March 31, 2010 are as follows:

	Nonperforming Loans
	June 30, 2010			March 31, 2010
	Loan Balance	Percent	Related Allowance	Loan Balance	Percent	Related Allowance
	(Amounts in thousands)
Residential Construction, Land and Land Development	$23,797	36.4%	$517	$39,931	56.2%	$4,681
Other Residential Loans	3,647	5.6%	676	4,054	5.7%	649
Commercial and Industrial Loans	10,710	16.4%	1,802	10,661	15.0%	1,620
Commercial Real Estate	26,958	41.2%	717	16,069	22.6%	3,852
Other	292	0.4%	4	343	0.5%	—
Total	$65,404	100.0%	$3,716	$71,058	100.0%	$10,802

The types of loans included in the accruing loans past due 30-89 days as of June 30, 2010 and March 31, 2010 are as follows:

	Accruing loans past due 30-89 days
	June 30, 2010		March 31, 2010
	Loan Balance	Percent	Loan Balance	Percent
	(Amounts in thousands)
Residential Construction, Land and Land Development	$483	1.5%	$5,138	23.4%
Other Residential Loans	1,219	3.7%	1,382	6.3%
Commercial and Industrial Loans	2,758	8.3%	5,027	22.9%
Commercial Real Estate	27,290	82.6%	2,268	10.3%
Other	1,300	3.9%	8,141	37.1%
Total	$33,050	100.0%	$21,956	100.0%

The overall level of accruing loans past due 30-89 days increased over the previous quarter. At June 30, 2010, approximately $29.3 million of the $33.1 million of accruing loans past due 30-89 days were matured and in the process of renewal.  Most of this category relates to a single loan of $23.0 million at June 30, 2010.  This compares to approximately $9.8 million of the $22.0 million of accruing loans past due 30-89 days at March 31, 2010, that were matured and in the process of renewal.

Net charge-offs in the second quarter 2010 were $13.5 million as compared to $13.2 million in the same quarter last year and $4.0 million in the first quarter 2010.

Impaired loans as of June 30, 2010 totaled $65.4 million compared to $71.1 million at March 31, 2010 and $59.7 million at December 31, 2009.   Other real estate owned was $30.3 million at June 30, 2010 compared to $30.9 million at March 31, 2010 and $37.2 million at December 31, 2009.   Overall nonperforming assets declined by $1.2 million at June 30, 2010 as compared to December 31, 2009.

The general component of the allowance for loan losses at June 30, 2010 is $43.2 million, or 92.1% of the entire allowance for loan losses, as compared to $41.2 million, or 79.2% of the allowance for loan losses at the end of the previous quarter.

The Company recorded a provision for loan losses in the second quarter 2010 of $8.4 million, as compared to $18.6 million in the same quarter in 2009. The second quarter 2010 provision for loan consisted of an $6.5 million increase in the specific component of the allowance including charge-offs on impaired loans, as well as a $1.9 million increase in the general component of the allowance due primarily to the impact of charge-offs on the historical, economic concern and concentration components of the allowance for loan losses.

Shares Outstanding

As of June 30, 2010, the Company had 52,757,233 shares of common stock outstanding, including 1,221,835 shares of unvested stock awards, but excluding 156,567 shares of common stock to be issued under its deferred compensation plan.  In addition, the Company had 63,168 shares of Series A convertible preferred stock outstanding, with a liquidation value of $1,000 per share.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures related to tangible assets, including tangible book value, tangible book value (after giving effect to conversion of preferred stock), and tangible equity ratio, which exclude intangible assets.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the book value per share to the tangible book value per share and the tangible equity ratio as of the dates indicated:

	June 30, 2010	December 31, 2009	June 30, 2009
	(Dollars in thousands, except per share amounts)
Tangible Book Value per Common Share
Total stockholders’ equity	$189,005	$192,638	$153,607
Less: Preferred share liquidation preference	(63,168)	(60,434)	—
Stockholders’ equity attributable to common shares	125,837	132,204	153,607
Less: Intangible assets	(16,622)	(19,222)	(22,337)
Tangible common equity	$109,215	$112,982	$131,270
Number of common shares outstanding and to be issued	52,913,800	52,952,703	52,505,524

Number of shares of preferred stock outstanding	63,168	60,434	N/A
Number of shares of common stock to be issued upon conversion of preferred stock	35,093,333	33,574,444	N/A

Book value per common share	$2.38	$2.50	$2.93
Tangible book value per common share	$2.06	$2.13	$2.50
Tangible book value per common share (after giving effect to conversion of preferred stock)	$1.96	$2.00	$2.50

Tangible Equity Ratio
Total assets	$1,983,798	$2,127,580	$1,944,867
Less: Intangible assets	(16,622)	(19,222)	(22,337)
Tangible assets	$1,967,176	$2,108,358	$1,922,530

Equity ratio — GAAP (Total stockholders’ equity / total assets)	9.53%	9.05%	7.90%
Tangible equity ratio (Tangible common equity + Preferred share liquidation preference) / tangible assets	8.76%	8.23%	6.83%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 34 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The bank provides banking and other financial services including real estate, construction, commercial and industrial, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The bank also provides trust services, including personal trust administration, estate settlement, investment management accounts and self-directed IRAs. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; the effect of the regulatory written agreement the Company and its bank subsidiary have entered into and potential future supervisory action against the Company or its bank subsidiary; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for our bank subsidiary to declare dividends to the Company; adequacy of our allowance for loan losses, changes in credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in the deferred tax asset valuation allowance; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as supplemented from time to time.  When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties.  The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made.  The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	June 30, 2010	December 31, 2009	June 30, 2009
	(In thousands)
Assets
Cash and due from banks	$184,507	$234,483	$28,403
Federal funds sold	194	—	18,693
Cash and cash equivalents	184,701	234,483	47,096

Securities available for sale, at fair value	281,215	221,134	97,461
Securities held to maturity	13,897	9,942	10,929
Bank stocks, at cost	17,181	17,160	16,562
Total investments	312,293	248,236	124,952

Loans, net of unearned discount	1,374,208	1,519,608	1,651,572
Less allowance for loan losses	(46,866)	(51,991)	(43,041)
Net loans	1,327,342	1,467,617	1,608,531

Loans held for sale	1,150	9,862	5,250
Premises and equipment, net	58,799	60,267	61,903
Other real estate owned and foreclosed assets	30,298	37,192	34,746
Other intangible assets, net	16,622	19,222	22,337
Other assets	52,593	50,701	40,052
Total assets	$1,983,798	$2,127,580	$1,944,867

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$338,169	$366,103	$352,185
Interest-bearing demand	495,052	523,971	448,256
Savings	75,338	71,816	72,143
Time	635,712	731,400	688,146
Total deposits	1,544,271	1,693,290	1,560,730
Securities sold under agreements to repurchase and federal funds purchased	17,247	22,990	13,071
Borrowings	164,276	164,364	164,459
Subordinated debentures	41,239	41,239	41,239
Interest payable and other liabilities	27,760	13,059	11,761
Total liabilities	1,794,793	1,934,942	1,791,260

Stockholders’ equity:
Preferred stock and Additional paid-in capital — Preferred stock	61,961	59,227	—
Common stock and Additional paid-in capital — Common stock	618,996	618,408	617,664
Shares to be issued for deferred compensation obligations	237	199	120
Accumulated deficit	(391,548)	(382,599)	(362,424)
Accumulated other comprehensive income (loss)	1,844	(143)	691
Treasury Stock	(102,485)	(102,454)	(102,444)
Total stockholders’ equity	189,005	192,638	153,607
Total liabilities and stockholders’ equity	$1,983,798	$2,127,580	$1,944,867

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$19,449	$23,208	$40,233	$46,284
Investment securities:
Taxable	1,615	590	3,131	1,316
Tax-exempt	704	765	1,424	1,532
Dividends	182	198	367	486
Federal funds sold and other	103	14	219	17
Total interest income	22,053	24,775	45,374	49,635
Interest expense:
Deposits	3,994	6,910	8,707	14,035
Securities sold under agreement to repurchase and federal funds purchased	33	31	76	69
Borrowings	1,314	1,312	2,615	2,633
Subordinated debentures	579	662	1,211	1,320
Total interest expense	5,920	8,915	12,609	18,057
Net interest income	16,133	15,860	32,765	31,578
Provision for loan losses	8,400	18,605	12,400	21,110
Net interest income, after provision for loan losses	7,733	(2,745)	20,365	10,468
Noninterest income:
Customer service and other fees	2,254	2,354	4,468	5,033
Gain (loss) on sale of securities	1	—	15	—
Gain on sale of loans	1,196	—	1,196	—
Other	274	277	468	492
Total noninterest income	3,725	2,631	6,147	5,525
Noninterest expense:
Salaries and employee benefits	6,472	6,712	13,035	13,451
Occupancy expense	1,836	1,926	3,726	3,847
Furniture and equipment	967	1,147	1,943	2,278
Amortization of intangible assets	1,300	1,581	2,600	3,163
Other real estate owned, net	3,115	915	5,864	963
Insurance and assessments	1,825	2,195	3,637	3,236
Professional fees	739	896	1,616	1,745
Other general and administrative	2,165	2,346	4,124	4,495
Total noninterest expense	18,419	17,718	36,545	33,178
Loss before income taxes	(6,961)	(17,832)	(10,033)	(17,185)
Income tax benefit	(2,607)	(6,975)	(3,834)	(6,764)
Net loss	(4,354)	(10,857)	(6,199)	(10,421)
Preferred stock dividends	(1,390)	—	(2,750)	—
Net loss applicable to common stockholders	$(5,744)	$(10,857)	$(8,949)	$(10,421)

Loss per common share—basic:	$(0.11)	$(0.21)	$(0.17)	$(0.20)
Loss per common share—diluted:	(0.11)	(0.21)	(0.17)	(0.20)

Weighted average common shares outstanding-basic	51,660,603	51,339,542	51,633,972	51,312,847
Weighted average common shares outstanding-diluted	51,660,603	51,339,542	51,633,972	51,312,847

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	June 30, 2010	December 31, 2009	June 30, 2009	June 30, 2010	June 30, 2009
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned discount	$1,418,768	$1,578,761	$1,733,168	$1,455,494	$1,770,738
Securities	286,469	228,608	132,231	266,107	136,607
Other earning assets	161,611	176,049	16,175	175,878	10,704
Average earning assets	1,866,848	1,983,418	1,881,574	1,897,479	1,918,049
Other assets	132,679	133,839	129,740	135,563	120,298

Total average assets	$1,999,527	$2,117,257	$2,011,314	$2,033,042	$2,038,347

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$352,171	$363,177	$410,517	$352,551	$421,239
Interest-bearing deposits	1,218,176	1,320,410	1,203,107	1,249,972	1,215,108
Average deposits	1,570,347	1,683,587	1,613,624	1,602,523	1,636,347
Other interest-bearing liabilities	223,435	223,835	222,234	224,142	226,283
Other liabilities	14,045	11,979	10,472	13,576	11,294
Total average liabilities	1,807,827	1,919,401	1,846,330	1,840,241	1,873,924
Average stockholders’ equity	191,700	197,856	164,984	192,801	164,423
Total average liabilities and stockholders’ equity	$1,999,527	$2,117,257	$2,011,314	$2,033,042	$2,038,347

GUARANTY BANCORP

Unaudited Credit Quality Measures

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2010	2010	2009	2009	2009
	(Dollars in thousands)
Nonaccrual loans and leases, not restructured	$64,339	$70,500	$59,584	$81,035	$52,483
Other nonperforming loans	1,065	558	123	150	2,671
Total nonperforming loans	$65,404	$71,058	$59,707	$81,185	$55,154
Other real estate owned and foreclosed assets	30,298	30,918	37,192	32,246	34,746
Total nonperforming assets	$95,702	$101,976	$96,899	$113,431	$89,900

Impaired loans	$65,404	$71,058	$59,707	$81,185	$55,154
Allocated allowance for loan losses	(3,716)	(10,802)	(6,603)	(7,515)	(7,291)
Net investment in impaired loans	$61,688	$60,256	$53,104	$73,670	$47,863

Accruing loans past due 90 days or more	$1,065	$558	$123	$9,140	$2,671

Accruing loans past due 30-89 days	$33,050	$21,956	$21,709	$52,443	$39,836

Charged-off loans	$13,918	$4,271	$7,618	$14,618	$13,509
Recoveries	(369)	(295)	(566)	(615)	(347)
Net charge-offs	$13,549	$3,976	$7,052	$14,003	$13,162

Provision for loan loss	$8,400	$4,000	$10,005	$20,000	$18,605

Allowance for loan losses	$46,866	$52,015	$51,991	$49,038	$43,041

Allowance for loan losses to loans, net of unearned discount	3.41%	3.62%	3.42%	3.09%	2.61%
Allowance for loan losses to nonaccrual loans	72.84%	73.78%	87.26%	60.51%	82.01%
Allowance for loan losses to nonperforming assets	48.97%	51.01%	53.65%	43.23%	47.88%
Allowance for loan losses to nonperforming loans	71.66%	73.20%	87.08%	60.40%	78.04%
Nonperforming assets to loans, net of unearned discount, and other real estate owned	6.81%	6.96%	6.22%	7.00%	5.33%
Nonperforming assets to total assets	4.82%	5.02%	4.55%	5.51%	4.62%
Nonaccrual loans to loans, net of unearned discount	4.68%	4.91%	3.92%	5.11%	3.18%
Nonperforming loans to loans, net of unearned discount	4.76%	4.95%	3.93%	5.11%	3.34%
Annualized net charge-offs to average loans	3.83%	1.08%	1.77%	3.42%	3.05%